Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-261605 on Form S-4 of our reports dated February 5, 2021, relating to the financial statements of DCP Sand Hills Pipeline, LLC, and the financial statements of DCP Southern Hills Pipeline, LLC, each appearing in the Annual Report on Form 10-K of Phillips 66 Partners LP for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

January 21, 2022